Exhibit 4.6

Exclusive stock option agreement

This Exclusive Stock Option Agreement (the “Agreement”) is entered into on September 19, 2025 in Beijing by and between the following parties :

(1)	Beijing Origin State Harvest Biotechnology Co., Ltd. (" WFOE "), a limited liability company incorporated in Beijing under the laws of the People's Republic of China ("PRC") (which, for the purposes of this Agreement, does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan Province, China), with a unified social credit code of __);

(2)	Hainan Aoyu Biotechnology Co., Ltd. ("Hainan Aoyu"), a limited liability company incorporated in Sanya under the laws of the PRC with Unified Social Credit Code: __; and

(3)	Each of the entities listed in the Appendix (hereinafter collectively referred to as “Shareholders”).

(The above WFOE , Hainan Aoyu and each shareholder are individually referred to as a “Party” and collectively referred to as the “Parties”).

Preface

(A)	WHEREAS, the shareholders collectively hold 100% of the equity interest in Hainan Aoyu . Please see the attachment for their respective shareholdings;

(B)	WHEREAS, the WFOE and Hainan Aoyu entered into an Exclusive General Service Agreement on September 19, 2025;

(C)	WHEREAS, the WFOE , Hainan Aoyu and its shareholders entered into a Business Cooperation Agreement on September 19, 2025;

(D)	WHEREAS, the WFOE , Hainan Aoyu and its shareholders entered into a “Personal Agreement and Power of Attorney”on September 19, 2025;

(E)	WHEREAS , the WFOE , Hainan Aoyu and each of its shareholders entered into an Equity Pledge Agreement on September 19, 2025 ( collectively, the “ Equity Pledge Agreement”, together with the Exclusive Services General Agreement, the Business Cooperation Agreement, the Entrustment Agreement and the Power of Attorney and this Agreement, the “Control Agreements”);

(F)	WHEREAS , as consideration for the provision of services for the normal operation of Hainan Ao Yu on an ongoing basis, the WFOE requires the Shareholders to grant to the WFOE , through this Agreement, the exclusive right to purchase all or part of the equity interests in Hainan Ao Yu held by the Shareholders, to be exercised by the WFOE or a party designated by the WFOE, and the Shareholders agree to grant the WFOE the exclusive right to purchase all or part of the equity interests in Hainan Ao Yu ..

In view of this, based on the premises, representations, warranties, commitments and agreements contained in this Agreement, the parties hereto are willing to be legally bound by them and agree as follows:

protocol

1.	Target Equity

1.1	In the following circumstances, the WFOE has the right to require shareholders to transfer all or part (subject to the specific requirements of the WFOE) of their equity interests in Hainan Aoyu ( the "Target Equity") to the WFOE or a third party designated by the WFOE (the "Designated Party"), and the shareholders shall transfer the Target Equity to the WFOE and / or the Designated Party in accordance with the requirements of the WFOE (the "Equity Transfer Option" ). Except for the WFOE and / or the Designated Party, the shareholders shall not grant any other third party the Equity Transfer Option ..

1.1.1	Chinese laws and administrative regulations permit the WFOE and/or its designated party to legally own all or part of the underlying equity; and

1.1.2	Any other circumstances that the WFOE deems appropriate or necessary in its sole discretion.

1.2	Subject to Article 1.1 above, the WFOE shall have the right to exercise the Equity Transfer Option, or the right to designate a designated party to exercise the Equity Transfer Option, to acquire all or part of the Target Equity. The number of times the option may be exercised is unlimited, and the Shareholders may not refuse such exercise and shall transfer all or part of the Target Equity to the WFOE or the designated party at the request of the WFOE .

1.3	Before transferring all the target equity interests to the WFOE or the designated party in accordance with the relevant provisions of this Agreement, the shareholder shall not transfer the target equity interests to any third party without the prior written consent of the WFOE .

2.	Program

2.1	Upon deciding to exercise the Equity Transfer Option, the WFOE shall issue a written notice (including by email) to the shareholders of Hainan Aoyuhe stating the number of the Target Equity Interests to be transferred and the identity of the transferee ( the " Equity Purchase Notice " ). The shareholders shall execute the Equity Transfer Agreement and deliver the document to the WFOE within seven (7) days from the date of the WFOE's issuance of the Equity Purchase Notice .

2.2	If the WFOE decides to exercise the equity transfer option in accordance with the provisions of Article 1.1 above , Hainan Aoyu , the shareholders and the WFOE shall complete the equity pledge release procedures (if necessary) within seven (7) days after receiving the equity purchase notice, and complete the industrial and commercial registration transfer procedures for the equity transfer as stipulated in Article 1.1 above within seven (7) days after completing the equity pledge release procedures .

2.3	If the WFOE exercises its equity transfer option, if more than one shareholder holds shares in Hainan Aoyu, the other shareholders, except the shareholder whose shares are to be transferred, shall each make a written statement agreeing that the shareholder whose shares are to be transferred will transfer the shares to the WFOE and / or the designated party and waive any preemptive rights related thereto; Hainan Aoyu shall urge the other shareholders of Hainan Aoyu to make the aforementioned written statements.

2.4	The relevant parties shall execute all necessary contracts, agreements, or documents, obtain all necessary governmental licenses and approvals, and take all necessary actions to transfer ownership of the Target Equity Interests (free from any security interest) to the WFOE and / or the Designee, and cause the WFOE and / or the Designee to become the registered owner of the Target Equity Interests. For purposes of this Section and this Agreement, " Security Interest " includes guarantees, mortgages, third-party rights or interests, stock options, purchase rights, pre-emptive assignments, rights of set-off, liens on title, or other security arrangements, but does not include any security interests created by this Agreement or the Equity Pledge Agreement.

3.	Transfer price

3.1	The full transfer price of the Target Equity Interest shall be the minimum price permitted by Chinese laws and administrative regulations at the time of the aforementioned equity transfer (the " Transfer Price "). If no minimum price is specified by Chinese laws and administrative regulations, the Transfer Price shall be the price determined by the WFOE. If the Target Equity Interest is transferred in installments, the Transfer Price shall be determined proportionally based on the proportion of the Target Equity Interests transferred. Hainan Aoyu and/or its shareholders shall promptly and gratuitously donate all Transfer Price proceeds and any other related proceeds received from the transfer of the Target Equity Interest to the WFOE or the designated party upon receipt .

3.2	All taxes, fees and miscellaneous expenses arising from the transfer of the target equity shall be borne by each party in accordance with Chinese law.

4.	Covenants

4.1	Regarding Hainan Aoyu 's equity:

Each shareholder hereby severally and non-jointly undertakes as follows:

4.1.1	Without the prior written consent of the WFOE , the Shareholders will not sell, transfer, mortgage or dispose of any legal or beneficial interest in the Target Equity Interests by any means, nor will they allow any other security interest to be created thereon, except for the disposal of the Target Equity Interests in accordance with the Control Agreement;

4.1.2	Shareholders shall urge Hainan Aoyu 's shareholders' meeting and board of directors not to approve the sale, transfer, mortgage or disposal of any legal or beneficial interest in the Target Equity in any manner without the WFOE's prior written consent, nor to allow any other security interest to be created thereon, except for the disposal of the Target Equity in accordance with the Control Agreement;

4.1.3	If any litigation, arbitration or administrative proceedings relating to the Target Equity take place or are likely to take place, the Shareholder shall immediately notify the WFOE and take all necessary measures in accordance with the reasonable request of the WFOE ;

4.1.4	Upon the WFOE's request, the Shareholders shall promptly procure the approval and completion of the transfer of the Target Equity Interests in accordance with the provisions of this Agreement. For the avoidance of doubt, the Shareholders' obligations under this Article 4.1.4 shall be limited to their shareholder rights in Hainan Aoyu.

4.1.5	To maintain the Shareholder's ownership of the Subject Equity, the Shareholder shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and file all necessary and appropriate defenses to all claims; and

4.1.6	Shareholders must strictly abide by the provisions of the Control Agreement and fulfill their obligations therein, and must not take any action or omission that may affect the validity and enforceability of such agreements and contracts . If a shareholder retains any rights in respect of the equity interests under this Agreement, the Equity Pledge Agreement, or the WFOE 's authorization agreement and power of attorney, such shareholder may not exercise such rights except in accordance with the written instructions of the WFOE .

5.	Representations, Warranties and Covenants

5.1	Hainan Aoyu hereby represents and warrants to the WFOE that, as of the date of execution of this Agreement and the date of execution of the Target Equity Transfer Agreement:

5.1.1	It has the right to sign this Agreement and any related equity transfer agreement involving the transfer of the subject equity, and has the ability to perform its obligations under this Agreement and any equity transfer agreement;

5.1.2	The execution and delivery of this Agreement or the Equity Transfer Agreement and the performance of any obligations under it will not: (i) result in a violation of any relevant PRC law; (ii) conflict with Hainan Aoyu’s articles of association, internal rules or other organizational documents; (iii) result in a violation of any contract or document entered into or binding upon it, or constitute a breach under such contract or document; (iv) result in a violation of any conditions for the issuance and / or continued validity of any license or permit issued to it ; and (v) result in the revocation, confiscation or imposition of additional conditions on any license or permit issued to it.

5.2	Each Shareholder hereby severally and not jointly makes the following representations and warranties to the WFOE with respect to itself only, as of the date of this Agreement and the date of the Target Equity Transfer Agreement:

5.2.1	It has the right to sign this Agreement and any related equity transfer agreement involving the transfer of the subject equity, and has the ability to perform its obligations under this Agreement and any equity transfer agreement;

5.2.2	The execution and delivery of this Agreement or the Equity Transfer Agreement and the performance of any obligations thereunder will not: (i) result in a violation of any relevant Chinese laws; (ii) result in a violation of, or be a default under, any contract or document entered into by or by which it is bound; (iii) result in a violation of any conditions on the issuance and / or continuance of any license or permit issued to it; and (iv) result in the revocation, forfeiture or imposition of additional conditions on any license or permit issued to it;

5.2.3	The Shareholders have valid and marketable title to the Target Equity. Except for the Equity Pledge Agreement and the commitments under this Agreement, the Shareholders have not established any security interest in the Target Equity.

5.2.4	There are no pending litigation, arbitration or other legal or administrative proceedings relating solely to the Subject Equity Interests.

5.3	Hainan Aoyu and each shareholder hereby separately and non-jointly undertake to take all necessary measures and sign all necessary documents to ensure that in the event of the death, loss of capacity or other circumstances that may affect the exercise of the shareholder rights enjoyed by the shareholder of Hainan Aoyu , any heir of the shareholder will be deemed to be a signatory to this Agreement, be bound by this Agreement, and inherit / assume all rights and obligations of the shareholder under this Agreement, except as otherwise provided by the mandatory provisions of applicable laws.

6.	Taxes and fees

In the process of preparing and executing this Agreement and the Equity Transfer Agreement, and completing the transactions contemplated by this Agreement and the Equity Transfer Agreement, each party shall pay all transfer and registration taxes, expenses and fees levied or incurred under Chinese law.

7.	Confidentiality

The parties acknowledge that any oral or written information exchanged between the parties in connection with this Agreement shall be confidential information. Each party shall keep all of the above information confidential and shall not disclose any relevant information to any third party without the written consent of the other party, except in the following circumstances: (a) the information has become or will become publicly known without the fault of either party; (b) the information is disclosed in accordance with the requirements of applicable laws, regulations or stock exchanges, but the party encountering such requirements must immediately notify the disclosing party in writing and provide it with a reasonable opportunity to object to the extent permitted by law; (c) in order to perform this Agreement, any party needs to disclose information about the transactions contemplated under this Agreement to its affiliates (including its and its affiliates' respective directors, senior management and employees), legal advisors, financial advisors or banks, etc., and such recipients and related persons are subject to confidentiality obligations similar to those set forth in this clause; (d) information disclosed to the recipient in good faith by a third party or obtained by the recipient through other legal means and not subject to any confidentiality obligations; (e) any Party (including its Affiliates) may disclose the tax treatment and tax structure of transactions under this Agreement, and all materials provided to such Party relating to such tax treatment and tax structure (including tax opinions and other tax analyses), to the extent reasonably and necessary for such Party (including its Affiliates) to comply with applicable securities laws; (f) disclosures to third parties are necessary when shareholders or their Affiliates, the Company, and other Group Members or their Affiliates engage in financing or other transactions, and such third parties agree to confidentiality obligations; (g) disclosures to shareholders, partners, or investors of any Party who reasonably and necessary need to know such confidential information, and such shareholders, partners, or investors agree to confidentiality obligations; and (h) disclosures agreed to in writing by all Parties. Disclosure of confidential information by any employee or agent employed by any Party shall be deemed to have disclosed such confidential information and the Party shall be liable for breach of contract. This clause shall survive termination of this Agreement for any reason.

8.	Transfer

8.1	Hainan Aoyu and its shareholders shall not transfer any of their rights or obligations under this Agreement to any third party without the prior written consent of the WFOE .

8.2	Hainan Aoyu’s shareholders hereby agree that the WFOE may transfer its rights and obligations under this Agreement at its own discretion and is only required to provide Hainan Aoyu’s shareholders with a written notice of the transfer of rights and obligations under this Agreement.

9.	Entire Agreement and Modifications

9.1	This Agreement and the documents expressly referred to or contained in this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and supersede all prior oral agreements, contracts, understandings and communications between the parties with respect to the subject matter of this Agreement.

9.2	Any amendment to this Agreement shall be made in writing and shall only be effective after being signed by all parties to this Agreement. Amendment agreements and supplemental agreements duly signed by all parties shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

9.3	If the relevant regulatory authorities propose any amendments to this Agreement, or if there are any changes in the relevant securities listing rules or related requirements that are relevant to this Agreement, the parties shall revise this Agreement accordingly.

10.	Governing Law

This Agreement shall be interpreted in accordance with and governed by PRC law.

11.	Dispute Resolution

Any dispute or claim arising out of or in connection with this Agreement shall be resolved by the parties through friendly negotiation. If the parties fail to resolve the dispute through negotiation, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission for resolution in accordance with the arbitration rules of the Commission in effect at the time of application for arbitration. The place of arbitration shall be Beijing. The arbitration award shall be final and binding upon all parties.

12.	Effective date and duration

12.1	This Agreement is signed and comes into effect on the date stated at the beginning of this Agreement.

12.2	This Agreement will remain in effect during the continuance of Hainan Aoyu unless terminated in accordance with Article 13 .

13.	Termination

Neither Hainan Aoyu nor its shareholders have the right to unilaterally terminate this Agreement, except as provided herein. This Agreement shall terminate under any of the following circumstances: 1 ) The WFOE may unilaterally terminate this Agreement at any time upon giving Hainan Aoyu and its shareholders thirty (30) days' prior written notice ; or 2 ) If any shareholder ceases to be a shareholder of Hainan Aoyu under this Agreement, i.e., such shareholder withdraws from Hainan Aoyu in accordance with the provisions of this Agreement, this Agreement shall automatically terminate with respect to such shareholder, and such shareholder shall no longer be a party to this Agreement and shall no longer enjoy the rights or perform the obligations under this Agreement.

14.	Damages and Compensation

14.1	If either party breaches this Agreement, it shall promptly compensate the other party for any losses, damages, liabilities, claimed losses, etc. ( " Losses " ) caused by the breach of this Agreement upon the other party's request . However, if the Losses suffered by the other party are caused by the other party's own intentional misconduct, violation of law, breach of contract, gross negligence, etc. or its directors, managers, employees or agents, the breaching party shall not be required to compensate the other party.

14.2	The parties agree that this clause shall remain in effect even if this Agreement is terminated or invalidated.

15.	Notice

Any notice or other communication given by either Party under this Agreement shall be in Chinese and may be delivered personally, by registered mail, by prepaid mail, by recognized courier service, or by fax to the address set out below. The date on which a notice is deemed to have actually been delivered shall be determined as follows: ( a ) a notice delivered personally shall be deemed to have actually been delivered on the day it is delivered personally; ( b ) a notice sent by letter shall be deemed to have actually been delivered on the tenth ( 10th ) day after the date of postmark on the prepaid registered airmail letter , or on the fourth (4th) day after it is delivered to the courier service; and ( c ) a notice sent by fax shall be deemed to have actually been delivered on the time of receipt shown on the transmission confirmation of the relevant document.

WFOE

Address: O.R.G., Xushuang Road, Songzhuang Town, Tongzhou District, Beijing

Email: bing.lang@originseed.com.cn

Contact: Lang Bing

Hainan Aoyu

Address: Unit 2, East of Nanfan Road, Nanbin Farm, Yazhou District, Sanya City, Hainan Province

Email: quanguo.du@originseed.com.cn

Contact: Du Quanguo

Yan Weibin

Address: Building 1, Pinghuyuan, Greentown Qingzhuyuan, Kaifu District, Changsha City , Hunan Province

Email: weibin.yan@originseed.com.cn

Han Gengchen

Address: No. 113, Block 2, Rose Garden Villa, Shahe Town, Changping District, Beijing

Email: ghan@originseed.com.cn

Liu Yubiao

Address: No. 105, Building 10, Area A, Longhu Jingchen Yuanzhu, Yueliangdao Street, Wangcheng District, Changsha City, Hunan Province

Email: yubiao.liu@originseed.com.cn

Deng Dezhi

Address: Room 12-1-1002, No. 78, Shuangying West Road, Nanshao Town, Changping District, Beijing

Email: dezhi.deng@originseed.com.cn

16.	Severability

If any provision of this Agreement is invalid or unenforceable due to inconsistency with applicable laws, such provision shall be deemed invalid or unenforceable only within the jurisdiction of such law and shall not affect the validity , legality and enforceability of the other provisions of this Agreement.

17.	Respective responsibilities of the parties to the agreement

Regardless of whether there is any contrary provision in this Agreement, the obligations and liabilities of Hainan Aoyu and its shareholders under this Agreement shall be separate and non-joint.

18.	Text

This Agreement may be executed in one (1) or more counterparts. All originals shall have the same legal effect.

[ Signature page attached ]

In view of the foregoing, the parties hereto have duly executed this Exclusive Stock Option Agreement on the date stated at the outset.

Beijing Origin State Harvest Biotechnology Co., Ltd. (official seal)

Legal representative ( signature ) : ____________________

In view of the foregoing, the parties hereto have duly executed this Exclusive Stock Option Agreement on the date stated at the outset.

Hainan Aoyu Biotechnology Co., Ltd. (official seal)

Legal representative ( signature ) : ____________________

In view of the foregoing, the parties hereto have duly executed this Exclusive Stock Option Agreement on the date stated at the outset.

Yan Weibin

Signature : ____________________

In view of the foregoing, the parties hereto have duly executed this Exclusive Stock Option Agreement on the date stated at the outset.

Han Gengchen

Signature : ____________________

In view of the foregoing, the parties hereto have duly executed this Exclusive Stock Option Agreement on the date stated at the outset.

Liu Yubiao

Signature : ____________________

In view of the foregoing, the parties hereto have duly executed this Exclusive Stock Option Agreement on the date stated at the outset.

Deng Dezhi

Signature : _ ___________________

appendix:

shareholder

Name	Amount of capital contribution (RMB / 10,000 yuan)	Investment ratio
Yan Weibin	1,520	5 0.6667%
Han Gengchen	9 90	3 3.0000%
Liu Yubiao	4 80	1 6.0000%
Deng Dezhi	1 0	0.3333%
total	3,000	100.00%